Exhibit 99.1

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AT&T INC. ANNOUNCES FINAL RESULTS OF MAXIMUM TENDER OFFERS

Dallas, Tex., December 5, 2013 — AT&T Inc. (NYSE:T; “AT&T”) today announced the final results of its previously announced tender offers (the “Maximum Tender Offers”) to purchase for cash an aggregate principal amount of up to $3,285,117,000 (the “Maximum Tender Amount”) of its debt securities listed in the table below (collectively, the “Maximum Tender Offer Notes”), which commenced on November 5, 2013 and expired at 11:59 p.m., New York City time, on December 4, 2013 (the “Maximum Tender Expiration Date”).

AT&T has accepted for purchase $3,285,117,000 aggregate principal amount of Maximum Tender Offer Notes validly tendered and not validly withdrawn pursuant to the Maximum Tender Offers. AT&T will pay aggregate Total Consideration and Tender Offer Consideration of $3,618,234,549.90 for the Maximum Tender Offer Notes accepted for purchase, plus accrued and unpaid interest of $69,476,207.61.

As further explained in the offer to purchase and related letter of transmittal, each dated November 5, 2013 (as they may be amended or supplemented, the “Tender Offer Documents”), AT&T has accepted the Maximum Tender Offer Notes for purchase in accordance with the “Acceptance Priority Levels” set forth in the table below. AT&T has accepted for purchase all of the Maximum Tender Offer Notes validly tendered and not validly withdrawn listed in the table below at Acceptance Priority Levels 1 through 6. However, because the aggregate principal amount of Maximum Tender Offer Notes validly tendered and not validly withdrawn exceeds the Maximum Tender Amount, AT&T has accepted for purchase on a pro rata basis approximately 90% of the Maximum Tender Offer Notes validly tendered and not validly withdrawn listed in the table below at Acceptance Priority Level 7. AT&T has not accepted for purchase any of the Maximum Tender Offer Notes listed below at Acceptance Priority Levels 8 and 9. AT&T expects to make payment for the applicable Maximum Tender Offer Notes accepted for purchase in same-day funds on December 5, 2013. The Maximum Tender Offer Notes not accepted for purchase will be promptly credited to the account of the registered holder of such Maximum Tender Offer Notes with The Depository Trust Company or otherwise returned in accordance with the Tender Offer Documents.

Holders of Notes who validly tendered and did not validly withdraw their Maximum Tender Offer Notes at or prior to 5:00 p.m., New York City time, on November 19, 2013 (such date and time, the “Early Tender Date”) are eligible to receive the full “Total Consideration” listed in the table below for the Maximum Tender Offer Notes accepted for purchase. Holders of Maximum Tender Offer Notes who validly tendered their Maximum Tender Offer Notes after the Early Tender Date but at or prior to the Maximum Tender Expiration Date are eligible to receive an amount equal to the “Tender Offer Consideration” listed in the table below for the Maximum Tender Offer Notes accepted for purchase.

Up to the Maximum Payment Amount of the Outstanding Notes Listed Below

Title of Security	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level	Total Consideration(1)	Tender Offer Consideration(1)	Principal Amount Tendered at Expiration	Principal Amount Accepted for Purchase	Percentage of Outstanding Notes Purchased
5.20% Notes due 2016	079860AL6	$400,000,000	1	$1,121.63	$1,091.63	$101,558,000	$101,558,000	25.39%
5.625% Global Notes due 2016	78387GAL7	$1,250,000,000	2	$1,117.72	$1,087.72	$405,057,000	$405,057,000	32.40%
6.500% Global Notes due 2037	00206RAD4	$1,981,282,000	3	$1,103.69	$1,073.69	$827,077,000	$827,077,000	41.74%
6.300% Global Notes due 2038	00206RAG7	$2,750,000,000	4	$1,078.45	$1,048.45	$934,725,000	$934,725,000	33.99%
6.55% Global Notes due 2039	00206RAS1	$2,250,000,000	5	$1,113.26	$1,083.26	$812,731,000	$812,731,000	36.12%
6.450% Global Notes due 2034	78387GAM5	$491,219,000	6	$1,123.02	$1,093.02	$85,264,000	$85,264,000	17.36%
6.40% Global Notes due 2038	00206RAN2	$445,620,000	7	$1,099.12	$1,069.12	$131,851,000	$118,705,000	26.64%
6.150% Global Notes due 2034	78387GAQ6	$586,254,000	8	N/A(2)	N/A(2)	$93,912,000	$0	0%
7.125% Debentures due 2026	694032AT0	$625,000,000	9	N/A(2)	N/A(2)	$94,048,000	$0	0%

(1)	Per $1,000 principal amount of Maximum Tender Offer Notes.
(2)	Total Consideration and Tender Offer Consideration omitted because AT&T did not purchase any Maximum Tender Offer Notes of this series.

As previously announced on November 14, 2013, AT&T also recently completed its tender offers to purchase any and all (the “Any and All Tender Offers” and together with the Maximum Tender Offers, the “Tender Offers”) of certain other series of notes (the “Any and All Notes” and together with the Maximum Tender Offer Notes, the “Notes”), accepting $1,714,883,000 in aggregate principal amount of Any and All Notes.

In connection with the Tender Offers, AT&T expects to record a charge of approximately $580 million during the three months ending December 31, 2013 as a result of the acquisition of $5,000,000,000 aggregate principal amount of Notes.

Information Relating to the Tender Offers

Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC served as lead dealer managers for the Tender Offers. This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any securities.

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FORWARD-LOOKING STATEMENTS

Information set forth in this news release contains forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission and in the offering memorandum related to the Tender Offers. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.